Exhibit 99.1

News Release

	FOR:	REMEDYTEMP, INC.

	CONTACT:	Monty Houdeshell
Senior Vice President and
Chief Financial Officer
(949) 425-7600

Roger Pondel/Rob Whetstone

PondelWilkinson MS&L
(323) 866-6006

RemedyTemp Reports Financial Results For First Fiscal Quarter

ALISO VIEJO, Calif.—February 5, 2004—RemedyTemp Inc. (Nasdaq:REMX), which operates as Remedy Intelligent Staffing® and RemX® Specialty Staffing, today reported results for its first fiscal quarter ended December 28, 2003.

Revenue increased 4.3% to $126.0 million from $120.8 million last year. The company sustained a net loss for the period of $3.3 million, equal to $0.37 per share, compared with a net loss of $2.0 million, or $0.22 per share, in the corresponding period last year.

Greg Palmer, president and chief executive officer, said revenue increases, including a nearly 18% increase in year-over-year direct hire sales, reflected generally improving business conditions. He attributed the loss, which was slightly lower than anticipated, to higher state unemployment insurance and workers’ compensation costs. In addition, he said the loss included approximately $0.4 million for amortization of software discontinued during the quarter and an increase of $0.5 million in bad debt expense. Palmer said results were impacted by approximately $1.0 million invested in the further rollout of the company’s RemX® Specialty Staffing division and Remedy Intelligent Staffing’s high-end clerical service line.

“We will continue to work toward returning the company to profitability,” Palmer said. “We believe RemedyTemp is operating more efficiently, and we will continue to concentrate our sales and marketing efforts on growing the higher margin niche sectors. During the quarter, we opened nine RemX® offices and added 45 new sales representatives which constitutes a 23% increase in our sales capacity. In addition, subsequent to the close of the period, we completed the acquisition of our Dallas franchisee, which expands our direct office revenue in the higher margin clerical sector, consistent with our strategic plan.”

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Palmer said RemedyTemp’s cash position and balance sheet remain strong with no debt. At quarter’s end, the company had more than $52.5 million in total cash and investments, including $21.8 million in restricted cash and investments.

RemedyTemp expects its second quarter revenue to be in a range from zero to a 3% increase year-over-year, and its net loss to be approximately $3.9 million to $4.5 million. Palmer said the second quarter is the company’s seasonally weakest period with revenue expected to be down about 8% from the first quarter.

“The indicators for our business are pointing in the right direction,” Palmer said. “Barring unforeseen circumstances, we look forward to continued progress as the year unfolds and believe we are on the right path to achieving our goals.”

About RemedyTemp Inc.

RemedyTemp, with 241 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp visit www.remedytemp.com.

This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to growth and strategies, future operating and financial results, returning to profitability, financial expectations and current business indicators, are subject to change based on factors beyond the control of the company. (Certain of such statements are identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future”).

Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various additional factors, including, without limitation, the continued performance of the RemX® Specialty Staffing division, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel including but not limited to workers’ compensation and state unemployment rates, the company’s ability to expand its sales capacity and channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, software integration and implementation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

The following table sets forth summary statements of operations and condensed balance sheets and should be read in conjunction with this news release.

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(Table to follow)

RemedyTemp, Inc.

Statements of Operations

(Amounts in ‘000s, except for per share amounts)

	Three Months Ended
	December 28, 2003	December 29, 2002
Total revenues	$126,011	$120,794
Cost of sales	105,521	97,668
Licensees’ share of gross profit	5,817	6,721
Selling and administrative expenses	16,442	15,145
Depreciation and amortization	1,748	1,209

(Loss) income from operations	(3,517)	51

Other income:
Interest income, net	131	339
Other, net	194	149

(Loss) income before income taxes	(3,192)	539
Provision for income taxes	124	89

(Loss) income before cumulative effect of adoption of a new accounting standard	(3,316)	450
Cumulative effect of adoption of a new accounting standard, net of income taxes of $1,634	—	2,421

Net loss	$(3,316)	$(1,971)

Net loss per share, diluted	$(0.37)	$(0.22)

Diluted weighted average shares	9,019	9,000

Condensed Balance Sheets

As of

	December 28, 2003	September 28, 2003
ASSETS
Current assets:
Cash and Investments	$30,960	$31,620
Accounts receivable, net	54,408	60,594
Other current assets	7,156	7,009

Total current assets	92,524	99,223
Fixed assets, net	10,927	12,337
Restricted cash and investments	21,750	21,615
Other Assets	5,751	6,019

Total Assets	$130,952	$139,194

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$37,024	$43,149
Long-term liabilities	21,771	20,681

Total liabilities	58,795	63,830
Total shareholders’ equity	72,157	75,364

Total Liabilities and Shareholders’ Equity	$130,952	$139,194